Filed Pursuant to Rule 433

Registration Nos.: 333-229287 and 333-229287-03

$1.00bn Nissan Auto Receivables 2020-A Owner Trust (NAROT 2020-A)

Joint-Leads: Wells Fargo (struc), BofA, Lloyds, Soc Gen

Co-Managers: HSBC, Scotiabank, SMBC, U.S. Bancorp

CLS	AMT ($MM)	WAL	M/S	E.FIN	L.FIN	BNCH	SPRD	YLD%	CPN	$PX
A-1	162.000	0.20	P-1/A-1+	09/20	04/21	IntL	+5	0.97793	0.97793	100.00000
A-2	352.000	0.91	Aaa/AAA	10/21	12/22	EDSF	+100	1.464	1.45	99.99141
A-3	401.000	2.29	Aaa/AAA	09/23	12/24	IntS	+98	1.388	1.38	99.99101
A-4	85.000	3.71	Aaa/AAA	05/24	05/27	IntS	+130	1.714	1.70	99.97163

Deal Summary:

* Transaction Size: $1.00bln

* Rating Agencies: Moody’s / S&P

* Format: SEC Registered

* Ticker: NAROT 2020-A

* Timing: Priced

* Pricing speed: 1.3% ABS to 5% call

* Bill & Deliver: Wells Fargo

* Euro RR: No

Available Information:

* Preliminary Prospectus and FWP (Attached)

* Intex CDI File (Attached)

* Intex Dealname: wsnart2020a-1b

* Password: BUUA

CUSIPS

A-1: 65479MAA4

A-2: 65479MAB2

A-3: 65479MAC0

A-4: 65479MAD8

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